Exhibit 10.1

November 12, 2004

Charles Carelli

EXACT Sciences Corporation

100 Campus Drive

Marlborough, MA  01752

EXECUTIVE AGREEMENT

Dear Charles:

This letter agreement (“Agreement”) will confirm the terms of severance payments due to you by EXACT Sciences Corporation (“EXACT” or the “Company”) in the event your employment is terminated pursuant to Section 1 herein.

1.   Subject to the conditions set forth below, you will be entitled to receive “Severance Payments” (as set forth below in Section 2) for a period of six (6) months (the “Severance Period”) following the occurrence of any one of the events set forth in (i), (ii) or (iii) below:

(i)  the termination of your employment for any reason other than Cause.  For purposes of this Agreement, “Cause” shall mean termination for any one of the following reasons: (i) your gross negligence in the performance of your duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, you) or (ii) criminal misconduct by you in connection with the performance of your duties as an employee and officer of the Company; or

(ii) you suffer a material diminution in job responsibility or a material reduction in compensation; or

(iii) the Company moves your place of employment more than 35 miles from the Company’s current office location in Marlborough, Massachusetts.

2. The Severance Payments will be equal to salary continuation at a rate equal to your base salary at the time of your termination of employment from EXACT. The Severance Payments will be paid in accordance with EXACT’s then existing payroll practices as such practices may be established or modified from time to time. The Severance Payments shall be subject to applicable federal, state and local withholding and payroll taxes. You will only be entitled to Severance Payments upon the occurrence of the events specified in Section 1 of this Agreement and all Severance Payments shall cease upon your obtaining full-time employment at any time during the Severance Period. You will not be entitled to any Severance Payments or other benefits if you voluntarily resign from EXACT or if your employment is terminated by EXACT for Cause.

3. Prior to, and as a condition of, receiving the Severance Payments set forth in this Agreement, you agree to sign a full and comprehensive release in a form and of a scope acceptable to the Company and you at the time of your termination of employment. EXACT shall have no obligation to pay you any Severance Payments unless and until it receives this release executed by you and all statutory waiting periods have expired.

4. If you materially breach your obligations under any Company agreement entered into between you and EXACT, the Company may immediately cease payment of all Severance Payments set forth in this Agreement. The cessation of any Severance Payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to EXACT, including the right to seek specific performance or an injunction.

5. Nothing in this Agreement is intended, or shall be construed, to restrict or otherwise limit EXACT’s right to terminate your employment with or without Cause and with or without notice. This letter is not a guarantee of continued employment, it being understood you are and continue to be employed at-will.

6. In the event of a material breach by you of this agreement, EXACT shall be released from any obligations to make any Severance Payments under this Agreement, in addition to any and all of its remedies under law arising from such breach.

7. This Agreement sets forth the entire Agreement of the parties with respect to the subject matter hereof and may not be changed orally.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please indicate your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

/s/ Don Hardison
Don Hardison
Chief Executive Officer

/s/ Charles Carelli
Name: Charles Carelli
Title: Corporate Controller